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                                                                    EXHIBIT 15

ACKNOWLEDGMENT LETTER OF INDEPENDENT AUDITORS

Shareholders and Board of Directors
KeyCorp

We are aware of the incorporation by reference in KeyCorp's Registration Statement (No. 33-53643) on Form S-3 dated May 16, 1994 and to be amended June 10, 1994 by a Prospectus Supplement, of our report dated April 19, 1994 relating to the unaudited consolidated interim financial statements of KeyCorp, included in the Quarterly Report on Form 10-Q for the quarter ended March 31, 1994.

Pursuant to Rule 436(c) of the Securities Act of 1933, our report is not a part of the Registration Statements prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.

                                                 /s/ ERNST & YOUNG

Cleveland, Ohio
June 9, 1994